EXHIBIT 2.5

MIDWEST BANC HOLDINGS, INC.
STOCK AND INCENTIVE PLAN
STOCK OPTION GRANT NOTICE
Pursuant to the Midwest Banc Holdings, Inc. Stock and Incentive Plan (the “Plan”), Midwest Banc Holdings, Inc. (the “Company”) hereby grants to Participant an option to purchase the number of shares of the Company’s Common Stock set forth below. This Option is subject to all of the terms and conditions as set forth herein and in the Award Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms used herein shall have the meanings assigned to them in the Plan unless the context otherwise requires or unless otherwise defined herein.

a.	Name of Participant:

b.	Date of Grant:

c.	Vesting Commencement Date:

d.	Number of Shares Subject to Option:

e.	Exercise Price (Per Share):

f.	Total Exercise Price (d x e ):

g.	Expiration Date:

Type of Option (check one):	___Incentive Stock Option	___ ___Nonqualified Stock Option
Exercise Schedule: The Option will vest and become exercisable on the fifth anniversary of the date of the grant. If, however, the Committee determines that the performance goals established by the Committee and set forth on the attachment entitled “Accelerated Vesting Performance Targets” have been satisfied, the Option will vest and be exercisable upon notice from the Committee that the targets have been satisfied, with such notice being delivered to the Participant within 60 days of December 31, 2007. In the event of your termination of employment, the exercise schedule is set forth in the Award Agreement and the Plan.
Payment: By one or a combination of the following methods (described in the Plan and the Award Agreement):
(i)	By cash or its equivalent; or

(ii)	By tendering previously acquired Shares which, if such shares have been acquired under this Plan, have been held at least six months.
Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of Options previously granted and delivered to Participant under the Plan.

Midwest Banc Holdings, Inc.		Participant

By:

	Signature	Signature

Title:		Date:

Date:

Attachments: Award Agreement, Midwest Banc Holdings, Inc. Stock and Incentive Plan, the Notice of Exercise, and Stock Tender or Attestation of Ownership Form.